UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road
Mississauga, Ontario, Canada	L4V 1H6
5481 West Waters Avenue, Suite 111
Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     On October 25, 2007, Cott Corporation (the “Company”) issued a press release reporting the Company’s financial results for the fiscal quarter ended September 29, 2007. This press release is furnished herewith as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 2.02 as if fully set forth herein.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On September 29, 2005, as previously reported in the Current Report on Form 8-K filed on October 4, 2005 (the “Announcement 8-K”), the Company announced a plan to realign the management of its Canadian and United States businesses to a North American basis (the “Realignment Plan”). In the Announcement 8-K, the Company reported that it expected to record certain pre-tax charges of $60 to $80 million over the 12 to 18 month period following the announcement of the Realignment Plan, that the largest of the charges would be related to asset impairment and that there would also be additional charges for severance, termination and other costs. In the Current Report on Form 8-K/A filed on October 26, 2006, the Company announced that it had revised the range of expected charges from $60 to $80 million to $115 to $125 million, to reflect the effect of additional plant closures, office consolidation and organizational streamlining.
     On October 25, 2007, the Company announced that in connection with its previously announced closure of its plant in Wyomissing, Pennsylvania and office consolidations, it recorded pre-tax restructuring and asset impairment charges of $15.1 million during the quarter ended September 29, 2007. To date, including the charges taken in the third quarter of 2007, the Company has recorded pre-tax restructuring and asset impairment charges of $110.5 million.
     A copy of the press release dated October 25, 2007 is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06.	Material Impairments.
     The information reported in Item 2.05 is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

99.1	Press release dated October 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: October 25, 2007	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated October 25, 2007.